UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2009

NORTH CENTRAL BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Iowa	0-27672	42-1449849
(State of incorporation)	Commission File No.	(I.R.S. Employer Identification No.)

825 Central Avenue
Fort Dodge, Iowa 50501
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (515) 576-7531

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Kyle C. Cook, Chief Financial Officer and Treasurer resigned from First Federal Savings Bank of Iowa (the “Bank”), the wholly owned subsidiary of North Central Bancshares, Inc. (the “Company”) effective as of December 31, 2009.  Mr. Cook’s departure did not result from any disagreement between Mr. Cook and management or between Mr. Cook and the Company’s independent registered public accountants. The Company has commenced a search for a new Chief Financial Officer.  Craig A. Steen, Controller, has been appointed interim principal accounting officer of the Company.

In connection with Mr. Cook’s departure, the Bank and Mr. Cook entered into a Resignation, Settlement, and Release Agreement (the “Departure Agreement”) and a Consulting Services Agreement dated as of December 31, 2009 (the “Consulting Agreement”).  The Departure Agreement included a release of claims by Mr. Cook as well as confidentiality and other customary provisions.  The Departure Agreement also provides that the Bank and its affiliates will indemnify Mr. Cook to the fullest extent permitted under applicable law in connection with judicial or administrative proceedings on the basis of his service as an employee or officer of the Bank.  The Consulting Agreement provides that Mr. Cook will be engaged by the Bank to provide certain consulting services to the Bank, such services not to exceed 60 hours in a calendar month.  The Bank shall pay Mr. Cook $100 per hour in arrears for such consulting services.  The Consulting Agreement can be terminated on or after February 1, 2010 by written notice of either party.  The Consulting Agreement also contains a one year no solicitation and confidentiality provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH CENTRAL BANCSHARES, INC.

Date: January 6, 2010	By:	/s/ David M. Bradley
David M. Bradley
Chairman, President and Chief Executive Officer